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Exhibit 10.2

COCA-COLA PLAZA
ATLANTA, GEORGIA

E. NEVILLE ISDELL CHAIRMAN AND CHIEF EXECUTIVE OFFICER	ADDRESS REPLY TO P.O. BOX 1734 ATLANTA, GA 30301 ----- 404-676-0227 FAX: 404-515-7099

June 5, 2008

Mr. Danny Strickland
The Coca-Cola Company
Atlanta, Georgia 30301

Dear Danny:

This letter outlines the terms of your separation agreement with The Coca-Cola Company (the "Company").

  1.
  Effective July 1, 2008, you and the Company have mutually agreed that you will step down from your current position of Senior Vice President and Chief Innovation and Technology Officer (which position is being eliminated by the Company) and resign your position as an officer of The Coca-Cola Company and any of its subsidiaries. Thereafter, through February 28, 2009, you will continue to work your normal schedule as a Senior Advisor working on special projects as requested and assigned through the Chief Administrative Officer.

  2.
  You and the Company have mutually agreed that your employment with the Company will terminate on February 28, 2009 (the "Separation Date"). You shall remain entitled to receive and be paid all compensation, vacation, and benefits otherwise arising and accruing or available to you through and including the Separation Date. Any remaining but unused vacation to which you are entitled as of the Separation Date shall be paid to you in cash. Additionally, you will be reimbursed or paid for up to $10,000 in financial planning and related expenses incurred by you in 2008. You also will be reimbursed for up to $10,000 in financial planning and related expenses incurred by you in 2009 prior to the Separation Date.

  3.
  If you sign the enclosed release, you will be eligible for a benefit under the Company's Severance Pay Plan equivalent to two years of salary, based on your current annual salary of $562,100. This amount will be paid to you in a lump sum amount on your Separation Date.

Mr. Danny Strickland

June 5, 2008

  4.
  Your retirement benefits will consist of those benefits from the Employee Retirement Plan, the Supplemental Pension (Benefit) Plan, the 401(k) Thrift and Investment Plan, the Deferred Compensation Plan, and all other Company plans in which you participate which benefits are vested as of your Separation Date. Payments under the Supplemental Pension (Benefit) Plan will begin approximately six months following your Separation Date. You will receive a lump sum distribution of your Supplemental Thrift Plan account pursuant to the terms of the plan, paid in a lump sum approximately six months following your Separation Date. As set forth in your initial employment letter dated February 28, 2003, you will be credited with an additional three years of service under the terms of the Supplemental Pension (Benefit) Plan and your benefit under that plan will reflect this additional service. You are currently (and as of the Separation Date, will remain) fully vested under each of the Company's Employee Retirement Plan and the Company's Deferred Compensation Plan (your elective deferrals only) and will remain eligible to receive and be paid the benefits accrued thereunder from and after the Separation Date in conformity with such governing plans (your entitlements under the Deferred Compensation Plan being more particularly addressed under Paragraphs 9 and 11 hereof).

  5.
  You will receive an annual incentive award for 2008. The actual payment amount is contingent upon actual Company performance and your performance. Any award will be paid on or about March 15, 2009. Your participation and any award made to you under such annual incentive plan shall be determined by the Compensation Committee in a manner consistent with the terms of such plan as historically utilized and based on criteria policies and procedures consistent with those applicable to Company executives having a title of Senior Vice President and Chief Officer of any Company department.

  6.
  You will receive an annual incentive award for 2009 prorated for two months. The actual payment amount is contingent upon actual Company performance and your performance. Any award will be paid on or about March 15, 2010. Your participation and any award made to you under such annual incentive plan shall be determined by the Compensation Committee in a manner consistent with the terms of such plan as historically utilized and based on criteria policies and procedures consistent with those applicable to Company executives having a title of Senior Vice President and Chief Officer of any Company department.

  7.
  Pursuant to the terms of the Company's long term incentive programs and plans and your related Restricted Stock Agreements (collectively the "Equity Plans"), you shall remain and be eligible to receive your rights and benefits under each of the Equity Plans as summarized below. You will not receive any additional equity grants under such Equity Plans from and after the date hereof.

Mr. Danny Strickland

June 5, 2008

          2004-2006 Plan

      •
      Total of 9900 shares will be released in December 2008.

          2005-2007 Plan

      •
      Total of 21,000 shares will be released within 90 days of your Separation Date.

          2006-2008 Plan

      •
      Upon certification of results at the Compensation Committee meeting in February 2009, the number of shares earned will be determined and issued to you.

      •
      These shares will be released within six months of your Separation Date.

          2007-2009 Plan

      •
      Your target number of shares (13,379) will be granted to you prior to your Separation Date, subject to further restrictions.

      •
      The Performance Period continues. Shares remain subject to forfeiture until certification of results (February 2010). If the Performance Criteria are met, the applicable number of shares previously granted will be released to you on March 1, 2010. The target number of shares is the maximum that may be released; you may receive less depending on Company performance.

      •
      You will receive dividends for the shares during the Performance Period.

          2008-2010 Plan

      •
      All PSUs are forfeited.

  8.
  All options which you previously have received will be exercisable according to the terms of the Company's applicable stock option plans and programs as well as your related Stock Option Grant Agreements (collectively the "Option Plans"). When you exercise your vested stock options, you will be personally liable for paying any taxes owed on such exercises. You will not receive any additional stock option grants from and after the date hereof.

  9.
  You will receive distributions from the Deferred Compensation Plan of your elective deferrals and any related earnings pursuant the terms of the plan and your elections on file. However, distributions will begin no sooner than six months following your Separation Date.

Mr. Danny Strickland

June 5, 2008

  10.
  We will recommend to the Compensation Committee in February 2009 that they release the Second Award (19,000 shares) granted under the terms of the Stock Award Agreement dated July 16, 2003.

  11.
  As set forth in your initial employment letter dated February 28, 2003, the Company has made a $400,000 Discretionary Contribution to your account held under the Deferred Compensation Plan. We will recommend to the Compensation Committee in July 2008 that they waive the vesting provision on such Company Discretionary Contribution so as to cause you to be fully vested in same. You will receive distribution pursuant the terms of the Deferred Compensation Plan and your elections on file. However, distributions will begin no sooner than six months following your Separation Date

  12.
  You will be eligible for retiree health coverage from and after the Separation Date.

  13.
  The Company will provide at its expense outplacement services through a designated services provider.

  14.
  The terms and conditions in this letter are further conditioned upon your signing (as of the Separation Date) and adhering to the attached Full and Complete Release and Agreement on Confidentiality and Competition, and will be subject to the approval of the Compensation Committee.

Danny, thank you for the time you have devoted to the Company. Please feel free to give me a call if you have any questions or would like more information regarding the above.

Sincerely,

/s/ E. Neville Isdell

E. Neville Isdell

Agreed to and accepted this     5th     day of June, 2008

/s/ DANNY STRICKLAND Danny Strickland

 FULL AND COMPLETE RELEASE
AND AGREEMENT ON COMPETITION,
TRADE SECRETS AND CONFIDENTIALITY

  Release.

        I, Danny Strickland, in consideration of severance payments under The Coca-Cola Company Severance Pay Plan (the "Company Severance Plan"), the payments and benefits described in the attached letter dated June 5, 2008 (the "Separation Letter"), and other good and valuable consideration, for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge The Coca-Cola Company and its subsidiaries, affiliates, joint ventures, joint venture partners, and benefit plans (collectively "the Company"), and their respective current and former directors, officers, administrators, trustees, employees, agents, and other representatives (collectively and along with the Company the "Releasees"), from all debts, claims, actions, causes of action (including without limitation those under the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq. (the "FLSA"); the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq. ("ERISA"); the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. ("WARN"); and those federal, state, local, and foreign laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (the "ADEA"), as amended by the Older Workers Benefit Protection Act, 104 Stat. 978 (the "OWBPA"); the Equal Pay Act of 1963, 9 U.S.C.§ 206, et seq. (the "EPA"); Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq. ("Title VII"); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, 42 U.S.C. § 1981a; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq. (the "ADA"); the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq.; the Family and Medical Leave Act of 1993, 28 U.S.C. §§ 2601 and 2611 et seq. (the "FMLA"); and comparable state, local, and foreign causes of action, whether statutory or common law), suits, dues, sums of money, accounts, reckonings, covenants, contracts, claims for costs or attorneys' fees, controversies, agreements, promises, and all liabilities of any kind or nature whatsoever, at law, in equity, or otherwise, KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which I, my heirs, executors, administrators or assigns hereafter can, shall, or may have, from the beginning of time through the date on which I sign this Full and Complete Release and Agreement on Trade Secrets, Competition and Confidentiality (this "Agreement"), including without limitation those arising out of or related to my employment or separation from employment with the Company (collectively the "Released Claims").

        Notwithstanding the foregoing, it is understood and agreed that I do not hereby waive, but rather I have retained and shall continue to have all rights and entitlements to receive and the Company shall remain obligated to fully perform and pay (or cause to be performed or paid) (i) all amounts or payments owed to me as contemplated under the Separation Letter, (ii) all of my rights to seek and receive indemnification from the Company for and with respect to all acts, errors or omissions committed by me in my capacity as a shareholder, director, officer, employee, fiduciary, agent or representative of the Company all in the manner provided under the Company's by-laws (as hereinafter contemplated) and applicable law, and (iii) all of my accrued and vested benefits (including pension or deferred compensation benefits) as determined through and including the Effective Date under the Company's applicable and governing plans and programs including without limitation all rights received or attributable to any coverage extended me under any insurance policies maintained with or through third parties.

        I acknowledge and represent that (1) I have received all leave required under the FMLA, and (2) do not claim that Releasees violated or denied me rights under the FMLA. I further acknowledge and represent that I (1) was properly classified under the Fair Labor Standards Act of 1938, as amended ("FLSA"), (2) have been fully paid for hours I worked for the Company and (3) do not claim that Releasees violated or denied me rights under the FLSA.

        I fully understand and agree that:

    1.
    this Agreement is in exchange for severance benefits under the Company Severance Plan, the payments and benefits described in the Separation Letter, and other special compensation to which I would otherwise not be entitled;

    2.
    no rights or claims are released or waived that may arise after the date this Agreement is signed by me;

    3.
    nothing in this Agreement shall prohibit me from challenging the validity of the above release as to any claims under the ADEA or from filing a charge or complaint with the Equal Employment Opportunity Commission (the "EEOC") or any other government agency so long as I do not seek, accept or receive any individual relief whether monetary or equitable in or as a result of any such charge or complaint;

    4.
    I am hereby advised to consult with an attorney before signing this Agreement;

    5.
    I have 21 days from my receipt of this Agreement within which to consider whether to sign it;

    6.
    I have seven days following my signature of this Agreement to revoke the Agreement; and

    7.
    this Agreement shall not become effective or enforceable until the revocation period of seven days has expired.

        If I choose to revoke this Agreement, I must do so by notifying the Company in writing. This written notice of revocation must be mailed by U.S. first class mail, or U.S. certified mail within the seven-day revocation period and addressed as follows:

        The Coca-Cola Company
        Ginny Sutton
        One Coca-Cola Plaza
        Atlanta, GA 30313

        If there is any claim for loss of consortium, or any other similar claim, arising out of or related to my employment or separation of employment with the Company, I will indemnify and hold the Company harmless from any liability, including costs and expenses (as well as reasonable attorneys' fees) incurred by the Company as a result of any such claim.

  Company Release.

        For and in consideration of my release of the Company under the preceding provisions and my undertaking of all covenants and agreements provided under this Agreement and other good and valuable consideration, the Company (as defined herein) does hereby knowingly and voluntarily release and forever discharge me and my heirs, executors, administrators and assigns (collectively the "Executive Released Parties"), from all debts, claims, actions, causes of action, suits, dues, sums of money, accounts, reckonings, covenants, contracts, claims for costs or attorneys' fees, controversies, agreements, promises, and all liabilities of any kind or nature whatsoever, at law, in equity, or otherwise, KNOWN OR UNKNOWN, fixed or contingent, which the Company ever had, now have, or may have, or which the Company hereafter can, shall or may have, from the beginning of time through and including the date hereof, including without limitation those arising out of or related to my employment or my separation from employment with the Company.

        Notwithstanding the foregoing, it is understood and agreed that the Company does not hereby waive, but rather the Company shall have retained and continue to have all rights and entitlements to enforce all of its rights and my obligations as against me as provided or contemplated under and in accordance with the terms of this Agreement or the Separation Letter.

        It is further understood and agreed that this Agreement is not and shall not be construed to be an admission of liability of any kind on the part of any one or more of the Executive Released Parties.

  Future Cooperation.

        I agree and covenant that I shall, to the extent reasonably requested in writing, cooperate with and serve in any capacity requested by the Company in any investigation and/or threatened or pending litigation (now or in the future) in which the Company is a party, and regarding which I, by virtue of my employment with the Company, have knowledge or information relevant to said litigation, including, but not limited to, (1) meeting with representatives of the Company to provide truthful information regarding my knowledge, and (2) providing, in any jurisdiction in which the Company requests, truthful testimony relevant to said litigation; provided that in all events the Company shall (a) reimburse me for actual and reasonable expenses incurred in connection with such cooperation including all travel, lodging and accommodations, (b) remain and be exclusively responsible for all costs incurred in undertaking such litigation including all attorneys' fees, court costs, and other expenses consistent with the Company's by-laws, and (c) notify me as promptly as possible as to its need for my assistance and cooperate with me in scheduling my participation so as to reasonably accommodate my other personal and professional obligations and commitments..

  Trade Secrets and Confidential Information.

        I covenant and agree that I have held and shall continue to hold in confidence all Trade Secrets of the Company that came into my knowledge during my employment by the Company and shall not disclose, publish or make use of at any time such Trade Secrets for as long as the information remains a Trade Secret. "Trade Secret" means any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which is not commonly known or available to the public and which (1) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can derive economic value from its disclosure or use, and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

        I also covenant and agree that, for the period beginning on the date I sign this Agreement and ending February 28, 2011 ("Nondisclosure Period"), I will hold in confidence all Confidential Information of the Company that came into my knowledge during my employment by the Company and will not disclose, publish or make use of such Confidential Information. "Confidential Information" means any data or information, other than Trade Secrets, that is valuable to the Company and not generally known to the public or to competitors of the Company but shall not include either (i) any information which is available from any public source other than by means of my disclosure of such information to such source, or (ii) any information generated by me in the course of my employment which consists of contact information related to my personal or professional affiliations consisting solely of names, addresses, phone numbers and e-mail addresses.

        The restrictions stated in this Agreement are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Company's right under applicable state law. Notwithstanding the foregoing, nothing contained herein shall prevent me from disclosing or otherwise utilizing any information (i) in any manner required by applicable law, judicial order or other governmental mandate or investigation provided I shall advise the Company of any such intended disposition or use and reasonably cooperate with the Company in allowing the Company to seek and obtain from the recipient governmental or judicial body any protective order or assurance of confidentiality regarding such information, or (ii) in fulfillment of my duties or obligations owed to the Company, or (iii) to the limited extent reasonably necessary to permit my defense of any claim made against me or my enforcement of any rights held by me which claim or rights are dependent upon the information so disclosed provided I shall advise the Company of any such intended disposition or use and reasonably cooperate with the Company in allowing the Company to seek and obtain from the recipient governmental or judicial body any protective order or assurance of confidentiality regarding such information.

  Return of Materials.

        I further covenant and agree that I have or shall promptly deliver to the Company all memoranda, notes, records, manuals or other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information regarding the Company's business, whether made or compiled by me or furnished to me by virtue of my employment with the Company. I have or shall promptly deliver to the Company all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment, and other property furnished to me by virtue of my employment with the Company.

  No Publicity.

        During the Nondisclosure Period, I will not publish any opinion, fact, or material, deliver any lecture or address, participate in the making of any film, radio broadcast or television transmission, or communicate with any representative of the media relating to confidential matters regarding the business or affairs of the Company which I was involved with during my employment; provided, that nothing contained herein shall prevent me from undertaking any such activities otherwise prohibited hereunder with respect to presentations focusing on me and my personal experience or knowledge which may include ancillary and historical recitations of my past experiences with the Company and which do not otherwise involve disclosure of matters or materials which have not been previously or otherwise publicly released. I understand that nothing in this Agreement or in this paragraph: (1) is intended in any way to intimidate, coerce, deter, persuade, or compensate me with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited by law; (2) shall prevent me from filing and administrative charge with the EEOC or participating in an investigation or proceeding by the EEOC or any other governmental agency; or (3) shall prevent me from providing testimony or evidence if I am subpoenaed or ordered by a court or other governmental authority to do so.

  Non Compete and Non Solicitation.

  Definitions.

  For the purposes of this Section, the following definitions apply:

        (a)    "Non Solicitation Period" means the period beginning on the date I sign this Agreement and ending on February 28, 2011.

        (b)    "Restricted Activities" means the development or oversight of innovation, research and development and/or quality strategies, activities or business plans for Restricted Businesses.

        (c)    "Territory" means any location in which the Company conducts business.

        (d)    "Restricted Businesses" means 1) companies whose primary business is the manufacture, sale, distribution and marketing of either carbonated soft drinks, coffee, tea, water, juices or fruit-based beverages ("Non-alcoholic Beverages") or beverage enhancers, beverage solutions, beverage enablers or other additives, which additives primarily are intended for use in non-alcoholic beverages, ("Beverage Enhancers"), and 2) companies whose business activities includes the manufacture, sale, distribution and marketing of Non-alcoholic Beverages or Beverage Enhancers, but for whom such business(es) may not be the company's primary business ("Non-Beverage Companies").

        (e)    "Competing Business Segment" means any subsidiary, division or unit of the business of a company, where such subsidiary, division or unit manufactures, sells, distributes or markets Non-alcoholic Beverages or Beverage Enhancers.

  Non Compete.

        I hereby covenant with the Company that I will not, within the Territory prior to February 28, 2011, without the prior written consent of the CEO, engage in any Restricted Activities for or on behalf of (including in a consulting capacity) any Restricted Business. Notwithstanding the foregoing, I may perform services for Non-Beverage Companies (other than PepsiCo, its subsidiaries and affiliates, including but not limited to Pepsi Bottling Group) that have a Competing Business Segment, provided I do not perform services for such Competing Business Segment, and provided I notify The Coca-Cola Company's Chief Executive Officer (CEO) of the nature of such service in writing within a reasonable time prior to beginning of such services.

  Non Solicitation of Employees.

        I hereby covenant and agree that I will not, within the Territory and during the Non Solicitation Period, without the prior written consent of the CEO, solicit or attempt to solicit for employment for or on behalf of any corporation, partnership, venture or other business entity any person who, on February 28, 2009 or within twelve months prior to that date, was employed by the Company and with whom I had professional interaction during the last twelve months of my employment with the Company (whether or not such person would commit a breach of contract).

  Non Solicitation of Customers.

        I hereby covenant and agree that I will not, for or on behalf of any Restricted Business, within the Territory and during the Non Solicitation Period, without the prior written consent of the CEO, solicit or attempt to solicit, directly or indirectly, any business related to the Restricted Businesses from any of the Company's customers, including actively sought prospective customers, with whom I had professional interaction during my employment with the Company.

  Reasonable and Necessary Restrictions.

        I acknowledge that during the course of my employment with the Company I have received or will receive and had or will have access to Confidential Information and Trade Secrets of the Company, including but not limited to confidential and secret business and marketing plans, strategies, and studies, detailed client/customer/bottler lists and information relating to the operations and business requirements of those clients/customers/bottlers and, accordingly, I am willing to enter into the covenants contained in this Agreement in order to provide the Company with what I consider to be reasonable protection for its interests.

        I acknowledge that the restrictions, prohibitions and other provisions hereof, are reasonable, fair and equitable in scope, terms and duration, and are necessary to protect the legitimate business interests of the Company.

        I acknowledge and agree that in the event I breach, or threaten in any way to breach, or it is inevitable that I will breach, any of the provisions of this Agreement, damages shall be an inadequate remedy and the Company shall be entitled, without bond, to seek injunctive or other equitable relief in addition to all other rights otherwise available to the Company at law or in equity.

  Complete Agreement.

        This Agreement together with the Separation Letter is the complete understanding between me and the Company in respect of the subject matter of this Agreement and supersedes all prior agreements relating to the same subject matter. I have not relied upon any representations, promises or agreements of any kind except those set forth herein and in the Separation Letter in signing this Agreement.

  Severability.

        In the event that any provision of this Agreement should be held to be invalid or unenforceable, each and all of the other provisions of this Agreement shall remain in full force and effect. If any provision of this Agreement is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Agreement to be upheld and enforced to the maximum extent permitted by law.

  Governing Law.

        Except to the extent preempted by Federal Law, this Agreement is to be governed and enforced under the laws of the State of Delaware (except to the extent that Delaware conflicts of law rules would call for the application of the law of another jurisdiction) and any and all disputes arising under this Agreement are to be resolved exclusively by courts sitting in Delaware. I hereby consent to the jurisdiction of such courts.

  Successors and Assigns.

        This Agreement inures to the benefit of the Company and its successors and assigns and to the benefit of my heirs, executors, administrators, to the extent not precluded by the Company's benefit or compensation plans.

  Amendment/Waiver.

        No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto.

  Indemnification.

        Nothing in this Agreement shall affect any rights I may have under Article VII of the Company's by-laws in effect as of the date of this Agreement.

  Acknowledgment.

        I have carefully read this Agreement, fully understand each of its terms and conditions, and intend to abide by this Agreement in every respect. As such, I knowingly and voluntarily sign this Agreement.

[The remainder of this page is intentionally blank.
Signatures contained on the following page.]

Signature:	Danny Strickland
Date:
THE COCA-COLA COMPANY
By:
Title:
Date:

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  Exhibit 10.2
FULL AND COMPLETE RELEASE AND AGREEMENT ON COMPETITION, TRADE SECRETS AND CONFIDENTIALITY